As filed with the Securities and Exchange Commission on June 10, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AVANIR PHARMACEUTICALS

(Exact Name of Registrant as Specified in its Charter)

California
(State or Other Jurisdiction	33-0314804
of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11388 Sorrento Valley Road
San Diego, California 92121
(Address of Principal Executive Offices)

Avanir Pharmaceuticals
2005 Equity Incentive Plan
(Full Title of the Plan)

Gregory P. Hanson
Vice President and Chief Financial Officer
11388 Sorrento Valley Road
San Diego, California 92121
Telephone: (858) 622-5200
Facsimile: (858) 658-7447
(Name and Address of Agent For Service)

Copy to:
Stephen C. Ferruolo, Esq.
Ryan A. Murr, Esq.
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	per Share (2)	Offering Price (1)	Fee

Class A Common Stock, no par value per share	2,000,000	$2.48	$4,960,000	$584

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction under the anti-dilution provisions of the registrant’s 2005 Equity Incentive Plan or the forms of awards granted thereunder. Each share of Class A Common Stock includes certain purchase rights issued pursuant to that certain Rights Agreement, dated as of March 5, 1999, between the Registrant and American Stock Transfer & Trust Company.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, and based on the average of the high and low sale prices of the Registrant’s Class A Common Stock, as quoted on the American Stock Exchange, on June 9, 2005.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the Commission) by the registrant are incorporated herein by reference and made a part hereof:

•	The registrant’s Annual Report on Form 10-K for the year ended September 30, 2004;

•	The registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

•	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	The registrant’s Current Reports on Form 8-K filed with the Commission on December 13, 2004, December 21, 2004, January 19, 2005, March 14, 2005, March 23, 2005, April 6, 2005, May 3, 2005 and May 16, 2005 (except as to information furnished under Item 2.02 of Form 8-K, which information shall not be incorporated herein by reference); and

•	The description of the Class A common stock of the registrant contained in the registrant’s registration statement on Form 8-A (File No. 001-15803) filed on April 5, 2000, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     None.

     Item 6. Indemnification of Directors and Officers.

     The registrant’s Amended and Restated Articles of Incorporation (the Articles) provide that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its shareholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The Articles eliminate the personal liability of directors to the fullest extent permitted by the California Corporations Law and, together with the registrant’s Bylaws (the Bylaws), provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The registrant has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and certain officers.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

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     Item 8. Exhibits.

Exhibit No.	Description
4.1*	Form of Class A Common Stock Certificate

5.1	Opinion of Heller Ehrman LLP

15.1	Letter on Unaudited Interim Financial Information

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (filed as a part of Exhibit 5.1)

24.1	Power of attorney (set forth on signature page)

99.1**	Avanir Pharmaceuticals 2005 Equity Incentive Plan

99.2	Form of Stock Option Grant Notice for use with 2005 Equity Incentive Plan

*	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 33-32742) declared effective by the Commission on May 8, 1990 and incorporated herein by reference.

**	Filed as Annex A to the Registrant’s Definitive Proxy Statement filed with the Commission on January 28, 2005 and incorporated herein by reference.

     Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in

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the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on June 10, 2005.

Avanir Pharmaceuticals

By:	/s/ Gregory P. Hanson

Gregory P. Hanson
Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Gregory P. Hanson, his or her attorney-in-fact, with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Gregory P. Hanson Gregory P. Hanson, CMA	Vice President, Finance; Chief Financial Officer; and Secretary (Principal Executive Officer and Principal Accounting and Financial Officer)	June 10, 2005
/s/ Charles A. Mathews Charles A. Mathews	Director, Chairman of the Board	June 10, 2005
/s/ Stephen G. Austin, CPA Stephen G. Austin, CPA	Director	June 10, 2005
/s/ Dennis J. Carlo, Ph.D. Dennis J. Carlo, Ph.D.	Director	June 10, 2005
/s/ Harold F. Oberkfell Harold F. Oberkfell	Director	June 10, 2005
/s/ Kenneth E. Olson Kenneth E. Olson	Director	June 10, 2005
/s/ Dennis G. Podlesak Dennis G. Podlesak	Director	June 10, 2005
/s/ Jonathan T. Silverstein Jonathan T. Silverstein	Director	June 10, 2005
/s/ Paul G. Thomas Paul G. Thomas	Director	June 10, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Form of Class A Common Stock Certificate

5.1	Opinion of Heller Ehrman LLP

15.1	Letter on Unaudited Interim Financial Information

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (filed as a part of Exhibit 5.1)

24.1	Power of attorney (set forth on signature page)

99.1**	Avanir Pharmaceuticals 2005 Equity Incentive Plan

99.2	Form of Stock Option Grant Notice for use with 2005 Equity Incentive Plan

*	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 33-32742) declared effective by the Commission on May 8, 1990 and incorporated herein by reference.

**	Filed as Annex A to the Registrant’s Definitive Proxy Statement filed with the Commission on January 28, 2005 and incorporated herein by reference.